Exhibit 10.1

STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

By and Among

Clyra Acquisition Corp. (the “Company”)

and

Clyra Medical Technologies, Inc. (“Clyra”)

and

Scion Solutions, LLC (“Scion”)

and

Shareholders of Clyra Medical Technologies, Inc.

(through its Shareholder Representatives)

Dated September 26, 2018

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TABLE OF CONTENTS

ARTICLE I –	DEFINITIONS	1

ARTICLE II –	THE STOCK PURCHASE AND LIQUIDATION	4
2.1	Stock Purchase	4
2.2	Escrow	8
2.3	Performance Metrics	9
2.4	Alternative Release Conditions	10
2.5	Liquidation of Clyra	10
2.6	Effect of the Liquidation	10
2.7	Company Board Seats	10
2.8	Employment and Consulting Agreements	11

ARTICLE III –	CLOSING MATTERS	11
3.1	Closing	11
3.2	Closing Deliveries	11

ARTICLE IV –	COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE COMPANY	13
4.1	Organization, Conduct of Business, etc	13
4.2	Authorization; Validity of Agreement	13
4.3	Absence of Defaults	13
4.4	Capital Stock	14
4.5	Options, SARs, Warrants, etc.	14
4.6	Compliance with Laws	14
4.7	Full Disclosure	14

ARTICLE V –	COVENANTS, REPRESENTATIONS AND WARRANTIES OF CLYRA	14
5.1	Organization, Conduct of Business, etc.	14
5.2	Authorization and Validity of Agreement	15
5.3	Absence of Defaults Under Agreements	15
5.4	Actions, Proceedings, and Investigations	15

ARTICLE VI –	COVENANTS, REPRESENTATIONS AND WARRANTIES OF SCION	15
6.1	Organization, Conduct of Business, etc.	15
6.2	Authorization and Validity of Agreement	16
6.3	Absence of Defaults Under Agreements	16
6.4	Actions, Proceedings, and Investigations	16

ARTICLE VII –	INDEMNIFICATION	16
7.1	Survival of Representations and Warranties	16
7.3	Indemnification by Clyra	16
7.3	Indemnification by Scion	16
7.4	General Indemnification Provisions	16

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ARTICLE VIII –	ADDITIONAL COVENANTS	17
8.1	Costs	17
8.2	Instruments of Transfer, etc.	18
8.3	Notices	18
8.4	Amendments	19
8.5	Entire Agreement	19
8.6	Assignment	19
8.7	Public Statements	19
8.8	Confidentiality	19
8.9	Governing Law; Jurisdiction	20
8.1	Waiver of Jury Trial	20
8.11	Counterparts	20
8.12	Headings	20
8.13	Facsimile Signatures	20
8.14	Representation by Counsel	20
8.15	Remedies	20

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STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

This Stock Purchase Agreement and Plan of Reorganization (the “Agreement”), dated as of the 26th day of September, 2018, is made and entered into by and among Clyra Acquisition Corp., a California corporation (the “Company”), Clyra Medical Technologies, Inc. a California corporation (“Clyra”), Scion Solutions, LLC, an Indiana limited liability company (“Scion”), and BioLargo, Inc., a Delaware corporation as the Clyra Shareholder Representative (“Clyra Shareholder Representative”).

R E C I T A L S:

Whereas, Clyra and Scion have each designed and developed certain products relating to orthopedic antimicrobial surgical wound treatments;

Whereas, Clyra and Scion have determined that it is in their mutual best interests to combine their respective assets and operations into a single company in order to permit them to accelerate the commercialization of their existing products and the creation of new products;

Whereas, the Company is a newly formed corporation that has been organized for the sole purpose of facilitating the combination of the current products, intellectual property and know-how of Clyra and Scion; and

Whereas, the parties hereto desire that all of the products, intellectual property and know-how of Clyra and Scion be contributed to the Company and that immediately thereafter Clyra shall liquidate and distribute its shares of the Company stock to its shareholders pursuant to this Agreement and the terms of a Plan and Agreement of Reorganization (the “Plan of Reorganization”) and Certificate of Dissolution (the “Certificate of Dissolution”), substantially in the form attached hereto as Exhibit A.

Now, therefore, in consideration of the premises and of the mutual covenants and conditions set forth herein, the parties hereby covenant and agree as follows:

A G R E E M E N T:

ARTICLE I

DEFINITIONS

For purposes of this Agreement the following definitions shall apply:

1.1     “Acquired Contracts” is defined in Section 2.1(c)(3).

1.2     “Agreement” means this Stock Purchase Agreement and Plan of Reorganization between the Company, Clyra, the Clyra Shareholder Representative, and Scion, together with any duly executed amendments or addendums to this Agreement.

1.3     “Assumed Liabilities” is defined in Section 2.1(e).

1.4     “Base Capital” is defined in Section 2.2.

1.5     “Base Capital Deadline” is defined in Section 2.2(a).

1.6     “BioLargo” means BioLargo, Inc., a Delaware corporation whose stock is publicly held and is traded in the OTCQB tier of the OTC Markets Group under the trading symbol BLGO.

1.7     “Change in Control” means (a) the sale, transfer, exchange, or other transaction, pursuant to which any Person or Persons other than the parties or any shareholder or member of the parties become(s) the beneficial owner(s) of more than fifty percent (50.0%) of the total voting power of the then outstanding stock of the Company, (b) any sale, transfer, or exchange by the Company of all or substantially all of its assets, or (c) any merger, consolidation, or other reorganization of the Company with any entity, other than its affiliates, whereby the Company is not the surviving entity or the shareholders of the Company otherwise fail to retain substantially the same direct or indirect ownership in the Company or its affiliates immediately after any such merger, consolidation or reorganization.

1.8     “Closing” means the closing of the Stock Purchase contemplated under this Agreement.

1.9     “Closing Date” means the date Closing occurs.

1.10     “Clyra Assets” is defined in Sections 2.1(a) and 2.1(c).

1.11     “Clyra Common Shares” is defined in Section 2.1(a).

1.12     “Clyra Preferred Shares” is defined in Section 2.1(a).

1.13     “Code” means the Internal Revenue Code of 1986, as amended.

1.14     “Contracts” means all oral or written contracts, agreements, arrangements, instruments and other documents to which a Person is a party or by which it or its assets is or are bound.

1.15     “Effective Time” is defined in Section 2.5.

1.16      “Encumbrances” means levies claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, leases, subleases, rights of first refusal, options to purchase, restrictions (including those on transferring, pledging and mortgaging), proxies, voting trusts, warrants, puts, calls, restrictions on transfer (other than restrictions imposed by Federal and state securities laws), pre-emptive or conversion rights, and contracts to create or suffer any of the foregoing.

1.17     “Escrow Agent” means John R. Browning, Esq., located at 3200 Park Center Drive, Suite 500, Costa Mesa, CA 92626.

1.18     “Escrow Agreement” means the Escrow Agreement substantially in the form attached as Exhibit B, pursuant to which the Scion Common Shares and the Scion Redeemable Shares will be held in escrow and released to Scion only upon the occurrence of certain events as set forth in this Agreement.

1.19     “Excluded Assets” is defined in Section 2.1(d).

1.20     “Excluded Contracts” is defined in Section 2.1(d)(3).

1.21     “Indemnitee” is defined in Section 7.4(a).

1.22     “Indemnitor” is defined in Section 7.4(a).

1.23     “Intellectual Property” means all of the following: (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (b) trademarks, service marks, trade dress, logos, trade names, service names and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, moral rights, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (f) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (g) copies and tangible embodiments thereof. Intellectual Property includes, without limitation, the Intellectual Property identified on Schedule 2.1(c)(1).

1.24     “Liquidation” is defined in Section 2.5.

1.25     “Losses” is defined in Section 7.4(a).

1.26     “Ordinary Course of Business” means the ordinary course of business, consistent with past practice of the Business, including with regard to nature, frequency and magnitude.

1.27     “Organizational Documents” means the articles or certificate of incorporation or organization, bylaws, constitution, memorandum of association, articles of association, limited liability company agreement, partnership agreement or other governing documents of an entity, in each case as amended and/or restated as of the date of this Agreement.

1.28     “Permits” means licenses, certificates, permits, and rulings of governmental authorities.

1.29     “Person” means an individual, partnership, corporation, limited liability company, association, stock company, trust, joint venture, unincorporated organization, any other business entity, or any governmental entity (or any department, agency or political subdivision thereof).

1.30     “Plan of Reorganization” means the Plan and Agreement of Reorganization between the Company, Clyra and the Shareholders, in substantially the form attached hereto as Exhibit A.

1.31     “Promissory Note” is defined in Section 2.1(b)(3).

1.32     “Retained Liabilities” is defined in Section 2.1(e).

1.33     “Returns” means all returns, reports, estimates, information returns and statements required to be filed with any taxing authority.

1.34     “Scion Assets” is defined in Sections 2.1(b) and 2.1(c).

1.35     “Scion Common Shares” is defined in Section 2.1((b)(1).

1.36     “Stock Purchase” means the purchases by Clyra and Scion of shares of the Company’s Common Stock in accordance with the terms of this Agreement.

1.37     “Scion Redeemable Shares” is defined in Section 2.1(b)(2).

1.38     “Taxes” means all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions thereto.

1.39     “Third Party Claim” is defined in Section 7.4(b).

ARTICLE II

THE STOCK PURCHASE AND LIQUIDATION

2.1      Stock Purchase. In accordance with and pursuant to the terms and conditions of this Agreement, Clyra and Scion shall purchase shares of the Company’s Common Stock as follows:

(a)     Stock Purchase by Clyra. Upon the terms and subject to the conditions of this Agreement, at the Closing, Clyra shall contribute, transfer, assign and deliver to the Company, free and clear of any Encumbrances, all of Clyra’s right, title and interest in all of the property and assets of Clyra, excluding only the Excluded Assets, including, but not limited to, all of the assets listed in Section 2.1(c) below (collectively, the “Clyra Assets”) in exchange for twenty-three thousand one hundred eighty five (23,185) shares of the Company’s Common Stock (the “Clyra Common Shares”) and nine thousand eight hundred thirty (9,830) shares of the Company’s Series A Preferred Stock (the “Clyra Preferred Shares”).

(b)     Stock Purchase by Scion. Upon the terms and subject to the conditions of this Agreement, at the Closing, Scion shall contribute, transfer, assign and deliver to the Company, free and clear of any Encumbrances, all of Scion’s right, title and interest in all of the property and assets of Scion, excluding only the Excluded Assets, including, but not limited to, all of the assets listed in Section 2.1(c) below (collectively, the “Scion Assets”) in exchange for the following:

(1)     Twenty-one thousand (21,000) shares of the Company’s Common Stock (the “Scion Common Shares”). The Scion Common Shares will be held in escrow pursuant to an Escrow Agreement, as provided in Section 2.2 below. The Escrow Agreement will provide for the release of Scion Common Shares to Scion as follows (subject to the alternative release conditions in Section 2.4 below): (i) fifty percent (50%) of the Scion Common Shares shall be released upon the Company raising the Base Capital prior to the Base Capital Deadline (as such terms are defined below) and (ii) the remaining fifty percent (50%) shall be released upon achievement of the performance metrics set forth in Section 2.3 below. Scion will be entitled to vote the Scion Common Shares held in escrow.

(2)     An additional ten thousand (10,000) shares of the Company’s Common Stock which Scion may require the Company to redeem as provided in this Agreement (the “Scion Redeemable Shares”). Certificates representing the Scion Redeemable Shares include a legend indicating that the shares represented thereby are subject to redemption by the Company. The Scion Redeemable Shares will be held in escrow pursuant to an Escrow Agreement, as provided in Section 2.2 below. The Escrow Agreement will provide for the release to Scion of Scion Redeemable Shares as follows (subject to the alternative release conditions in Section 2.4 below): (i) five thousand (5,000) of the Scion Redeemable Shares shall be released to Scion upon the Company raising the Base Capital prior to the Base Capital Deadline and (ii) the remaining five thousand (5,000) shares of Scion Redeemable Shares shall be released to Scion in increments upon the Company’s achievement of the performance metrics set forth in Section 2.3 below. The redemption price to be paid to Scion by the Company upon redemption of Scion Redeemable Shares shall be payable in shares of BioLargo common stock held by the Company, at the rate of 714.2858 shares of BioLargo common stock for each one share of the Scion Redeemable Shares redeemed by Scion. Scion may require the Company to redeem any Scion Redeemable Shares that have been released from escrow, provided that Scion may not sell any BioLargo shares it receives in any such redemption for a period of twelve months from the Closing Date, and Scion further agrees that the maximum number of such BioLargo shares that Scion may sell in any given month thereafter shall be the lesser of 400,000 shares or ten percent (10%) of the prior three months average trading volume for BioLargo’s common stock. The parties agree that until the Scion Redeemable Shares are redeemed for shares of BioLargo common stock, such Scion Redeemable Shares will be voted pursuant to a Voting Agreement substantially in the form attached as Exhibit C.

(3)     An unsecured, nonnegotiable promissory note, subject to the escrow described in Section 2.2, in the form attached hereto as Exhibit D (the “Promissory Note”). The Promissory Note shall be in the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), shall accrue interest at the rate of five percent (5.0%) per annum, and shall have an initial maturity date that is eighteen months after the Closing Date. Payments under the Promissory Note shall be made as follows:

(A).     During the first eighteen months following Closing the Company shall make periodic payments to Scion in amounts equal to twenty-five percent (25%) of all amounts that the Company receives from the sale of capital stock of the Company to third parties. Such periodic payments shall be made promptly, but in no event later than ten days, after the Company receives such amounts from any third parties; provided, however, that the first payment shall not be made until after the close of the escrow as described in Section 2.2 below. Such periodic payments shall be applied first to accrued but unpaid interest and then to outstanding principal.

(B).     In the event that the Promissory Note, including all accrued interest thereon, has not been paid in full by the end of the eighteen-month period described in subsection (A) above, the Promissory Note shall automatically be extended for an additional twelve-month period. At the close of such additional twelve-month period, the Company shall make a payment to Scion equal to the greater of (i) twenty-five percent (25%) of all amounts that the Company received during such twelve-month period from the sale of capital stock of the Company to third partiesand (ii) five percent (5%) of the Company’s gross revenue received during such twelve-month period. Such payment shall be applied first to accrued but unpaid interest and then to outstanding principal.

(C).     In the event that the Promissory Note, including all accrued interest thereon, has not been paid in full by the end of the additional twelve-month period described in subsection (B) above, the Promissory Note shall automatically be extended for additional twelve-month periods until it has been paid in full. The amount of the payment to be made as the end of each such additional twelve-month period shall be determined in accordance with subsection (B) above.

(4)     In the event that either (i) a sale or license of the Skin Disc product occurs prior to twelve months following the Closing or (ii) a letter of intent for such a sale or license is executed prior to twelve months following the Closing and the sale or license is concluded by definitive documentation later, an amount equal to ten percent (10%) of the gross proceeds from such sale or license shall be payable directly to Scion. For clarity, any payments under this Subsection (4) shall be in addition to any payments or other considerations pursuant to Subsections (1), (2), or (3) above.

(c)     Included Assets. The Clyra Assets and the Scion Assets to be contributed to the Company shall include, respectively, all of the following:

(1)     all of the contributing party’s Intellectual Property, including without limitation the Intellectual Property identified on Schedule 2.1(c)(1) and all goodwill associated therewith;

(2)     all fixed assets and items of machinery, equipment, furniture, and all other tangible personal property of the contributing party, including without limitation those items set forth on Schedule 2.1(c)(2);

(3)     all rights existing under all of the contributing party’s Contracts, excluding those identified as Excluded Assets, but including without limitation those set forth on Schedule 2.1(c)(3) (the “Acquired Contracts”);

(4)     all files, lists and records of customers (whether past or current), suppliers, distributors, and agents of the contributing party;

(5)     all claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature with respect to the contributing party’s assets;

(6)     all Permits, to the extent assignable, including without limitation those listed on Schedule 2.1(c)(6);

(7)     all billed and unbilled accounts receivable and all correspondence with respect thereto, including without limitation, all trade accounts receivable, notes receivable from customers, and all other obligations from customers, including without limitation the items listed on Schedule 2.1(c)(7);

(8)     all insurance and warranty proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the contributing party’s assets;

(9)     all prepayments, vendor credits, prepaid expenses and similar assets; and

(10)     all goodwill and going concern value associated with the contributing party’s assets.

(d)     Excluded Assets. Notwithstanding the foregoing provisions of this Section 2.1, the Clyra Assets and the Scion Assets shall not include the following assets of either contributing party (collectively, the “Excluded Assets”):

(1)     rights under or pursuant to this Agreement and agreements entered into pursuant to this Agreement;

(2)     minute books, statutory books and company seals;

(3)     all rights existing under each Contract set forth on Schedule 2.1(d)(3) (the “Excluded Contracts”); and

(4)     all bank accounts of the contributing party.

(e)     Liabilities. On the Closing Date, the Company will assume and agree to discharge obligations of Clyra and Scion under the Acquired Contracts arising on or after the Closing Date, based on facts and circumstances that first arose after the Closing Date, and that are to be performed on or after, or in respect of periods following, the Closing Date (collectively, the “Assumed Liabilities”). All liabilities of each contributing party not specifically included in the Assumed Liabilities will remain the sole responsibility of the contributing party, as applicable, will be retained, paid, performed and discharged solely by such contributing party, and are expressly not being assumed by the Company as Assumed Liabilities (the “Retained Liabilities”). For the avoidance of doubt, the Retained Liabilities expressly include (i) all liabilities that are caused by the actions or inactions of any Contributing Party with respect to the Acquired Contracts prior to the Closing Date, other than requirements of the contract to be first performed after the Closing, (ii) all liabilities related to Taxes for periods prior to Closing, (iii) all liabilities related to Excluded Assets, and (iv) each contributing party’s expenses pursuant to Section 7.1.

2.2     Escrow. The parties acknowledge and agree that the Company will need to raise capital in order to move forward with the business plan that the parties have developed, and that in the event the Company is unable to raise the necessary capital, the parties agree that they have the right, but not the obligation, to unwind the transactions described herein. To assure that the transaction can be unwound if necessary, the consideration to be paid to Scion, as described in Section 2.1(b) above, shall be held in escrow subject to the Company raising equity capital of at least One Million Dollars ($1,000,000) (the “Base Capital”).

(a)     If the Base Capital is raised prior to the expiration of 120 days after the Closing (the “Base Capital Deadline”), then the transactions shall proceed as described herein and the following shall occur:

(1)     Fifty percent (50%) (i.e., 10,500 shares) of the Scion Common Shares shall be released from escrow and delivered to Scion. The remaining fifty percent (50%) (i.e., 10,500 shares) of the Scion Common Shares shall continue to be held in escrow subject to the achievement of the performance metrics described in Section 2.3 below.

(2)     Fifty percent (50%) of the Scion Redeemable Shares shall be released from escrow and delivered to Scion. The remaining fifty percent (50%) of the Scion Redeemable Shares shall continue to be held in escrow subject to the achievement of the performance metrics described in Section 2.3 below.

(3)     A payment under the Promissory Note equal to twenty-five percent (25%) of the amount received from third parties (including the Base Capital) prior to the Base Capital Deadline shall be paid to Scion.

(b)     Unless the parties mutually agree in writing to extend the Base Capital Deadline, if the Base Capital has not been raised by the Base Capital Deadline, then the transactions described herein shall be unwound and the following shall occur:

(1)     The Scion Common Shares will be cancelled and deemed to be unissued shares of the Company;

(2)     The Scion Redeemable Shares will be cancelled and deemed to be unissued shares of the Company;

(3)     The Promissory Note will be cancelled and of no further force and effect;

(4)     All of the Scion Assets will be returned to Scion, including but not limited to the rights to the Skin Disc patent application or the Skin Disc patent;

(5)     The Consulting Agreements will be terminated; provided, however, that any unpaid costs/fees associated with the services completed prior to the Base Capital Deadline (as extended, if applicable) will be paid in full; and

(6)     Any funds received by the Company from third party investors will be returned to such investors.

2.3     Performance Metrics. Subject to the alternative release conditions described in Section 2.4 below, the fifty percent (50%) of the Scion Common Shares and Scion Redeemable Shares that will remain in escrow after the Company has raised the Base Capital, will be released from escrow in five separate equal tranches, as follows:

(a)     One-fifth (1/5) upon the earlier of (i) notification of FDA premarket clearance of any of the Company’s “revision wash” or “primary joint wash” proposed surgical wound wash products or (ii) satisfaction of the condition in subsection (b) immediately below;

(b)     One-fifth (1/5) upon the recognition by the Company of One Hundred Thousand Dollars ($100,000) in aggregate gross revenue (which amount will be in addition to $100,000 of gross revenue that may have been recognized in satisfaction of subsection (a)(ii) immediately above);

(c)     One-fifth (1/5) upon the earlier of (i) the granting of all or any part of U.S. Patent Application Number 20170354754 (Liden, et al), regarding the Skin Disc product or (ii) recognition by the Company of Five Hundred Thousand Dollars ($500,000) in aggregate gross revenue (which may include any revenue used to satisfy the conditions set forth in subsections (a) and/or (b) above);

(d)     One-fifth (1/5) upon recognition by the Company of One Million Dollars ($1,000,000) in aggregate gross revenue (which may include any revenue used to satisfy the conditions set forth in subsections (a), (b), and/or (c) above); and

(e)     One-fifth (1/5) upon recognition by the Company of Two Million Dollars ($2,000,000) in aggregate gross revenue (which may include any revenue used to satisfy the conditions set forth in subsections (a), (b), (c), and/or (d) above).

2.4     Alternative Release Conditions. Notwithstanding Sections 2.2 and 2.3, all Scion Common Shares or Scion Redeemable Shares remaining in escrow shall be immediately released to Scion upon the earliest to occur of any of the following events:

(a)     The receipt by the Company of an aggregate Six Million Dollars ($6,000,000) cash and/or guaranteed value over time from a sale or license of the Skin Disc product; provided that in the event the cash and/or guaranteed value over time from a sale or license of the Skin Disc product is less than Six Million Dollars ($6,000,000), then one-half of the cash and/or guaranteed value so received shall apply to satisfy the gross revenue provisions in Section 2.3 above;

(b)     A sale or license of the Company’s “revision wash” and “primary joint wash” proposed surgical wound wash products; or

(c)     Any Change in Control of the Company.

2.5     Liquidation of Clyra. Immediately following the Closing of the Stock Purchase described in Section 2.1 above, Clyra shall be liquidated pursuant to the laws of the State of California, and subject to the terms and conditions of this Agreement and in accordance with the Plan of Reorganization (the “Liquidation”). The time immediately following the Closing of the Stock Purchase at which the Liquidation shall occur is referred to as the “Effective Time.”

2.6     Effect of the Liquidation. At the Effective Time, Clyra shall be liquidated with the effect provided by the laws of the State of California, and the separate legal existence of Clyra shall cease, except as may otherwise be provided by the laws of the State of California. Pursuant to the Liquidation, Clyra shall distribute all of the Clyra Common Shares and Clyra Preferred Shares to its shareholders pro rata, according to their ownership interests in Clyra. The distribution of the Clyra Common Shares and Clyra Preferred Shares to its shareholders will not be deemed to be a Change in Control of the Company. Following the Liquidation, the Company will change its name to “Clyra Medical Technologies, Inc.” The Company and Clyra agree to cooperate with each other in effecting the Liquidation, including the execution and filing of such documents and/or consents as are necessary to permit the Company to use the name “Clyra Medical Technologies, Inc.” following the Liquidation.

2.7     Company Board Seats. The Company currently has three (3) directors. At such time as the Company has raised the Base Capital, the number of directors shall be increased to five (5), and Scion will thereafter be entitled to designate two (2) directors.

2.8     Employment and Consulting Agreements. At the Closing, Scion will cause Spencer Brown, Dr. Brock Liden and Tanya Rhodes to each enter into a written employment or consulting agreement with the Company for the purpose of providing sales and product support services in connection with the Company’s efforts to commercialize its Intellectual Property and products.

ARTICLE III

CLOSING MATTERS

3.1     Closing. The closing of the Stock Purchase outlined in Section 2.1 of this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures, on the date of this Agreement (the date on which the Closing takes place is referred to herein as the “Closing Date”) and the Closing will be deemed effective as of 12:01 a.m. local time on the Closing Date.

3.2     Closing Deliveries. At the Closing, the parties shall cause the following to be delivered:

(a)     Clyra will deliver to Scion and the Company the following items:

(1)     an Officer’s Certificate executed on behalf of Clyra by one of its officers, providing a copy of resolutions of the board of directors and shareholders of Clyra approving the execution and delivery of this Agreement and the other agreements and documents to be delivered pursuant hereto and the consummation of the transactions described herein, and certifying that the resolutions are a true and correct copy;

(2)     an executed Bill of Sale, Assignment and Assumption, substantially in the form attached to this Agreement as Exhibit E transferring and assigning all of the Clyra Assets to the Company; and

(3)     an executed Intellectual Property Contribution and Assignment Agreement substantially in the form attached to this Agreement as Exhibit F transferring and assigning all of Clyra’s Intellectual Property to the Company.

(b)     Scion will deliver to Clyra and the Company:

(1)     a Manager’s Certificate executed on behalf of Scion by its Manager, certifying as to member and manager resolutions, with a copy of such resolutions attached as an exhibit thereto as well as certification that none of the foregoing have been modified, rescinded, or revoked, which resolutions authorize and approve the execution, delivery and performance of this Agreement;

(2)     an executed Bill of Sale, Assignment and Assumption, substantially in the form attached to this Agreement as Exhibit G transferring and assigning all of the Scion Assets to the Company; and

(3)     an executed Intellectual Property Contribution and Assignment Agreement substantially in the form attached to this Agreement as Exhibit H transferring and assigning all of Scion’s Intellectual Property to the Company;

(4)     a counterpart of the Escrow Agreement substantially in the form attached to this Agreement as Exhibit B executed by an authorized officer of the Company; and

(5)     executed Consulting Agreements between the Company and each of Spencer Brown, Dr. Brock Liden, and Tanya Rhodes, substantially in the form attached to this Agreement as Exhibit I.

(c)     The Company will deliver to Scion:

(1)     a Secretary’s Certificate executed on behalf of the Company by its Secretary, certifying as to (i) complete and accurate copies of the Company’s Organizational Documents, which will be attached as an exhibit thereto, (ii) shareholder and board resolutions authorizing the execution, delivery and performance of this Agreement, attached as an exhibit thereto, and further certifying that none of the foregoing have been modified, rescinded, or revoked, and (iii) a list of the directors and officers authorized to sign agreements on behalf of the Company;

(2)     a counterpart of the Escrow Agreement substantially in the form attached to this Agreement as Exhibit B executed by an authorized officer of the Company;

(3)     a copy of share certificates representing all of the Scion Common Shares, and the Scion Redeemable Shares, the original of which certificates will be delivered to the Escrow Agent at Closing; and

(4)     a Promissory Note in the form attached to this Agreement as Exhibit D executed by an authorized officer of the Company.

(d)     The Company will deliver to Clyra:

(1)     a Secretary’s Certificate executed on behalf of the Company by its Secretary, certifying as to (i) complete and accurate copies of the Company’s Organizational Documents, which will be attached as an exhibit thereto, (ii) shareholder and board resolutions authorizing the execution, delivery and performance of this Agreement, attached as an exhibit thereto, and further certifying that none of the foregoing have been modified, rescinded, or revoked, and (iii) a list of the directors and officers authorized to sign agreements on behalf of the Company;

(2)     a counterpart of the Escrow Agreement substantially in the form attached to this Agreement as Exhibit B executed by an authorized officer of the Company;

(3)     a copy of share certificates representing all of the Scion Common Shares, and the Scion Redeemable Shares, the original of which certificates will be delivered to the Escrow Agent at Closing;

(4)     an original share certificate representing all of the Clyra Common Shares and all of the Clyra Preferred Shares; and

(5)     an executed counterpart of the Promissory Note.

(e)     The Company will deliver to the Escrow Agent:

(1)     an executed copy of this Agreement;

(2)     an executed Escrow Agreement; and

(3)     original share certificates representing all of the Scion Common Shares, and the Scion Redeemable Shares.

ARTICLE IV

COVENANTS, REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby covenants, represents and warrants to and agrees with Clyra and Scion, as of the date of this Agreement and as of the Closing Date as follows:

4.1     Organization, Conduct of Business, etc. The Company (i) is duly organized and validly existing under the laws of California, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary.

4.2     Authorization; Validity of Agreement. The Company has the corporate and other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly approved by the Board of Directors and shareholders of the Company. This Agreement has been duly executed and delivered on the Company’s behalf, and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms. The person signing below on behalf of the Company represents and warrants that he or she has been duly authorized by appropriate corporate action to execute this Agreement for and on behalf of the Company.

4.3     Absence of Defaults. The execution and delivery of this Agreement and the Plan of Reorganization does not, and the performance of the transactions contemplated in such documents will not, (a) violate the provisions of the Articles of Incorporation or Bylaws of the Company, or (b) violate the provisions of or place the Company in default under any agreement, easement, indenture, mortgage, lien, lease, contract, instrument, order, judgment, decree, ordinance, statute or regulation to which the Company is subject, to which any property of the Company is subject, or to which the Company is a party. Neither the Company nor any of its shareholders is required to give any notice to, make any filing with, or obtain any authorization, consent or approval from any governmental authority or other third party in order to consummate (or otherwise in connection with) the transactions contemplated by this Agreement. There are no rights of first refusal or other rights outstanding in favor of any Person that would be triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby.

4.4     Capital Stock. The Company has 150,000 shares of Common Stock currently authorized none of which are outstanding prior to the Closing Date, 9,830 shares of Series A Preferred Stock, none of which are outstanding prior to the Closing Date, and no shares of any other class or series of capital stock authorized or outstanding.

4.5     Options, SARs, Warrants, etc. There are no outstanding stock appreciation rights or options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock or other securities of the Company. The capital stock of the Company is not, and at the Closing will not be, subject to any buy-sell or other shareholders agreement, voting trust agreement or other contract restricting or otherwise relating to the voting, dividend rights or disposition of such capital stock, other than this Agreement.

4.6     Compliance with Laws. The conduct by the Company of its business does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would materially and adversely affect the business, operations, properties, assets or condition (financial or otherwise) of the Company; and the Company has complied in all material respects with every local, state or federal law or ordinance, and every regulation or order issued thereunder, now in effect and applicable to the Company.

4.7     Full Disclosure. No representations or warranties by the Company or its Shareholders in this Agreement, or in any document, exhibit, statement, certificate or schedule furnished to the Company pursuant hereto, including without limitation the Schedules attached hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE V

COVENANTS, REPRESENTATIONS AND

WARRANTIES OF CLYRA

Clyra, through the Shareholder Representative, hereby covenants, represents and warrants to and agrees with the Company and Scion as of the date of this Agreement and as of the Closing Date as follows:

5.1     Organization, Conduct of Business, etc. Clyra (i) is duly organized and validly existing and in good standing under the laws of California, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except when failure to so qualify would not have a material adverse effect on the Company, and (iv) is not transacting business, or operating any properties owned or leased, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on the Company.

5.2     Authorization and Validity of Agreement. Clyra has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly approved by Clyra’s Board of Directors and shareholders, has been duly executed and delivered on Clyra’s behalf, and constitutes a valid and binding agreement of Clyra, enforceable in accordance with its terms.

5.3     Absence of Defaults Under Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of Clyra’s Articles of Incorporation, Bylaws, or any agreement to which Clyra is a party or by which it is bound or to which any of its properties is subject, or result in the creation of any liens or encumbrances upon Clyra’s assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities and of the shareholders of Clyra.

5.4     Actions, Proceedings, and Investigations. There are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of Clyra, threatened or contemplated, against or relating to Clyra or any of its properties, which would materially and adversely affect the financial condition (present or prospective), business, properties or operations of Clyra, or the ability of Clyra to consummate the transactions contemplated hereby.

ARTICLE VI

COVENANTS, REPRESENTATIONS AND

WARRANTIES OF SCION

Scion hereby covenants, represents and warrants to and agrees with the Company and Clyra as of the date of this Agreement and as of the Closing Date as follows:

6.1     Organization, Conduct of Business, etc. Scion (i) is duly organized and validly existing and in good standing under the laws of Indiana, (ii) has all requisite power and authority (limited liability company and other) to own its properties and conduct its business as now being conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except when failure to so qualify would not have a material adverse effect on the Company, and (iv) is not transacting business, or operating any properties owned or leased, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on the Company.

6.2     Authorization and Validity of Agreement. Scion has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly approved by Scion’s manager and members, has been duly executed and delivered on Scion’s behalf, and constitutes a valid and binding agreement of Scion, enforceable in accordance with its terms.

6.3     Absence of Defaults Under Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of Scion’s Operating Agreement, Articles of Organization, or any agreement to which Scion is a party or by which it is bound or to which any of its properties is subject, or result in the creation of any liens or encumbrances upon Scion’s assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities and of the shareholders of Scion.

6.4     Actions, Proceedings, and Investigations. There are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of Scion, threatened or contemplated, against or relating to Scion or any of its properties, which would materially and adversely affect the financial condition (present or prospective), business, properties or operations of Scion, or the ability of Scion to consummate the transactions contemplated hereby.

ARTICLE VII

INDEMNIFICATION

7.1     Survival of Representations and Warranties. The representations and warranties of the Company, Clyra and Scion Articles IV through VI shall survive in perpetuity.

7.2     Indemnification by Shareholders of Clyra. Except as otherwise limited by this Article VII, the shareholders of Clyra, through the Clyra Shareholder Representative, hereby agree to defend, indemnify and hold harmless Scion and its respective successors and assigns from and against any and all Losses arising out of or resulting from (a) any misrepresentation or breach of warranty by the Company or Clyra contained herein or in any document delivered pursuant hereto; or (b) any breach of any covenant or agreement contained in this Agreement or in any other document delivered pursuant hereto, to be performed by the Company or Clyra.

7.3     Indemnification by Scion. Scion hereby agrees to defend, indemnify and hold harmless the Company and Clyra and their respective successors and assigns from and against any and all Losses arising out of or resulting from (a) any misrepresentation or breach of warranty by Scion contained herein or in any document delivered pursuant hereto; or (b) any breach of any covenant or agreement contained in this Agreement or in any other document delivered pursuant hereto, to be performed by Scion.

7.4     General Indemnification Provisions.

(a)     For the purposes of this Section 7.4, the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of this Article VII, as the case may be; and the term “Indemnitor” shall refer to the Person or Persons having the obligation to indemnify pursuant to this Article VII. The term “Losses” is not limited to matters asserted by third parties, but includes Losses incurred or sustained by an Indemnitee in the absence of third party claims, and payments by the Indemnitee shall not be a condition precedent to recovery.

(b)     An Indemnitee shall give the Indemnitor notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after the Indemnitee becomes aware of such matter, stating the amount of Losses, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. With respect to Losses arising from a claim of any third party that are subject to the indemnification provided for in this Article (“Third Party Claim”), the Indemnitee shall give the Indemnitor notice of such Third Party Claim as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons) and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. The Indemnitor shall also be entitled, at its option, to assume and control the defense of such Third Party Claim at its cost, risk and expense and through counsel acceptable to Indemnitee acting reasonably if it gives notice, within fifteen (15) calendar days after receiving notice of such claim from the Indemnitee, of his or its intention to do so to the Indemnitee, unless the named parties to such action or proceeding include both the Indemnitor and the Indemnitee and the Indemnitee has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor’s expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof which involves the payment of money only and for which the Indemnitee is fully indemnified by the Indemnitor, may be settled by the Indemnitor without the written consent of the Indemnitee, which consent will not be unreasonably withheld. If the Indemnitor fails to assume the defense of such Third Party Claim within fifteen (15) calendar days after receipt of the notice thereof, the Indemnitee against which such claim has been asserted will (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor’s cost and expense in accordance with this Article IX, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor in accordance with this Article VII.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1      Costs. Each party hereto shall pay their own costs and expenses incurred or to be incurred in connection with the execution and performance of this Agreement.

8.2     Instruments of Transfer, etc. Each party hereto shall cooperate with the other parties in every way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

8.3     Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if personally delivered by hand, (b) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (c) upon the date scheduled for delivery, if such notice is sent by a nationally recognized overnight express courier or (d) upon written confirmation of receipt by the recipient of such notice (including any automatic confirmation that is received), if transmitted by facsimile or electronic mail:

(a)     If to the Company:

  14921 Chestnut St.

  Westminster, CA 92683

  With a copy to:

  Browning Law Group, Inc.

  3200 Park Center Drive, Suite 500

  Costa Mesa, CA 92626

(b)     If to Clyra:

  14921 Chestnut St.

  Westminster, CA 92683

  With a copy to:

  Browning Law Group, Inc.

  3200 Park Center Drive, Suite 500

  Costa Mesa, CA 92626

(a)     If to the Clyra Shareholder Representative:

  BioLargo, Inc.

  14921 Chestnut St.

  Westminster, CA 92683

  With a copy to:

  Browning Law Group, Inc.

  3200 Park Center Drive, Suite 500

  Costa Mesa, CA 92626

(b)     If to Scion:

  Scion Solutions, LLC

  15 EMS T30A Lane

  Leesburg, Indiana 46538

  With a copy to:

  David B. Tingey

  Kirton McConkie

  36 So. State Street, Suite 1900

  Salt Lake City, Utah 84111

1.2     Amendments. This Agreement may be amended or modified only by an agreement in writing between the parties executed in the same manner as this Agreement.

1.3     Entire Agreement. This Agreement and all exhibits and schedules hereto and other documents incorporated or referred to herein, contain the entire agreement of the parties and there are no representations, inducements or other provisions other than those expressed in writing. No modification, waiver or discharge of any provision of or breach of this Agreement shall (i) be effective unless it is executed in writing by the party effecting such modification, waiver or discharge, or (ii) affect the right of the parties to thereafter enforce any other provision or to exercise any right or remedy in the event of a breach by a party hereto, whether or not similar.

1.4     Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent may be withheld in such other party’s sole discretion.

1.5     Public Statements. Subject to the requirements of law, no party shall issue any press release or other public statement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties.

1.6     Confidentiality. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall upon expiration or termination of this Agreement, return promptly to the other parties all documentation (and copies thereof) provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants. This provision shall not prohibit the use or disclosure of confidential information in communications to the parties’ respective shareholders or members in connection with approval of the transactions contemplated herein, or pursuant to court order, or which has otherwise become publicly available.

1.7      Governing Law; Jurisdiction. This Agreement and the legal relations among the parties will be governed by and construed in accordance with the internal substantive laws of the State of California (without regard to the Laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies. Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of the State of California and of the United States located in California, for the purposes of any such proceeding arising out of this Agreement or any transaction contemplated hereby. Each party further agrees that service of process, summons, notice or document by United States registered mail to such party’s respective address set forth in Section 8.3 above will be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this Section 8.9.

1.8       Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

1.9       Counterparts. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

1.10     Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

1.11     Facsimile Signatures. Any facsimile signature on any counterpart shall be deemed to be an original signature for all purposes and shall fully bind the party whose authorized officer’s or agent’s facsimile signature appears on the counterpart.

1.12     Representation by Counsel. Each party represents and agrees that it has been represented by counsel of its own choosing during the negotiation and execution of this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or documents. Each party or the authorized officers of each party, as applicable, have carefully read and fully understand this Agreement in its entirety, have had this Agreement fully explained to them by such party’s respective counsel, and are fully aware of the contents and meaning, intent and legal effect of this Agreement.

1.13     Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement: (a) will be entitled to enforce such rights specifically (without posting a bond or other security; (b) to recover damages by reason of any breach of any provision of this Agreement; and (c) to exercise all other rights granted by law. Except as expressly provided in this Agreement, all such rights and remedies will be cumulative and non-exclusive, and may be exercised singularly or concurrently. The Parties acknowledge that any breach of this Agreement may cause substantial irreparable harm to the other party. Therefore, this Agreement may be enforced in equity by specific performance, temporary restraining order and/or injunction. The rights to such equitable remedies will be in addition to all other rights or remedies that a party may have under this Agreement or under applicable law.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

CLYRA ACQUISITION CORP.

By: Steven V. Harrison
Its: President

CLYRA MEDICAL TECHNOLOGIES, INC:

/s/ Steven V. Harrison
By: Steven V. Harrison
Its: President

SCION SOLUTIONS, LLC

/s/ Spencer Brown
By: Spencer Brown
Its: Manager

CLYRA SHAREHOLDER REPRESENTATIVE:

BioLargo, Inc.

/s/ Dennis P. Calvert
Name: Dennis P. Calvert, President

[Signature Page]

EXHIBIT A

Plan and Agreement of Reorganization

Certificate of Dissolution

[Attached]

EXHIBIT B

Escrow Agreement

[Attached]

EXHIBIT C

Voting Agreement

[Attached]

EXHIBIT D

Promissory Note

[Attached]

EXHBIT E

Clyra Bill of Sale, Assignment and Assumption Agreement

[Attached]

EXHIBIT F

Clyra Intellectual Property Contribution and Assignment Agreement

[Attached]

EXHBIT G

Scion Bill of Sale, Assignment and Assumption Agreement

[Attached]

EXHIBIT H

Scion Intellectual Property Contribution and Assignment Agreement

[Attached]

EXHIBIT I

Consulting Agreement

[Attached]

Stock Purchase Agreement

Schedule 2.1(c)(1)

Intellectual Property

I. Scion

Patent application (No. 15/620,531) filed at the United States Patent and Trademark Office, published December 14, 2017 as number US 2017/0354754, titled Systems and Methods for Treating a Wound with Wound Packing, by Liden and Brown.

Registered trademark for SKINDISC, registered with the U.S. Patent and Trademark Office on August 8, 2018 (Serial No. 88069988)

II. Clyra

Antimicrobial technology for specialized wound care that features the most potent, advanced, and broadest-spectrum oxidation system known to exist for anti-bacterial, anti-fungal and anti-viral applications.

Formulations of antimicrobial hydrogel.

Formulations of liquid wound cleanser.

Stock Purchase Agreement

Schedule 2.1(c)(2)

Fixed Assets

I. Scion

None.

II. Clyra

None.

Stock Purchase Agreement

Schedule 2.1(c)(3)

Acquired Contracts

I. Scion

None.

II. Clyra

Steve Harrison employment contract

Tanya Rhodes employment contract

Josh Berg employment contract

Stock Purchase Agreement

Schedule 2.1(c)(6)

Permits

I. Scion

None.

II. Clyra

None.

Stock Purchase Agreement

Schedule 2.1(c)(7)

Billed & Unbilled Accounts Receivable

I. Scion

None.

II. Clyra

None.

Stock Purchase Agreement

Schedule 2.1(d)(3)

Excluded Contracts

I. Scion

Letter Agreement dated August 2, 2018 between Scion Solutions, LLC and Seer Stone Consulting, LLC (Jason Baty) relating to SkinDisc Intellectual Property

Amounts owed by Scion Solutions, LLC to Brothers Brown, Spencer Brown and/or BBA Medical as reimbursement for costs and expenses incurred by Scion Solutions, LLC relating to the SkinDisc Intellectual Property, as evidenced by various documents of diverse dates entitled “Initial Risk Principal.”

II. Clyra

None.